STRICTLY CONFIDENTIAL

August 7, 2012

St. Joseph, Inc.

4870 S. Lewis, Suite 250

Tulsa, OK

United States

Attention: Mr. Gerald McIlhargey, CEO

STRICTLY CONFIDENTIAL

SUBJECT TO CONTRACT

Dear Sirs,

Project “DOUBLE-ACE”

This letter serves as a non-binding letter of intent between Karavos Holdings Limited (collectively “we” or the “Arranger”) and St. Joseph, Inc. (the “Company”), a corporation established under the laws of the State of Colorado, United States and having a place of business at 4870 S. Lewis, Suite 250 Tulsa, OK, United States whereby the Arranger hereby proposes to the Company to procure acquisition of not less than 80% of the issued share capital on a fully diluted basis in the Company, by way of subscription of new shares and/or (if thought desirable) derivative instruments convertible into shares of the Company, together with all rights, benefits and interests thereof or arising therefrom or in connection thereto, and free from liens, charges, encumbrances or third party rights by a US corporation (“Investor”), in consideration for which we shall procure the Investor to transfer and assign of all its beneficial interests (“Business Cos Interests”) of and in a group of limited liability companies providing telecom-related voice and data services in the United States (“Business Cos”), such Business Cos’ Interests representing fifty percent (50%) of all issued membership interests of Business Cos, whether by way of transfer and assignment of the entire issued share capital of the immediate holding company which is the registered owner of the Business Cos Interests or otherwise, upon the terms and conditions as set forth below:

1.	Structure. At present, we are structuring the transaction as a procurement of sale of the Business Cos Interests to the Company, in consideration for which the Company shall issue and allot to the Investor, or as we direct, (i) common shares or (ii) convertible preferred shares, which shares will be identical to the common shares of the Company except that they will have a conversion feature permitting the holder of such shares to convert them into an aggregate number of common shares, so that in each case the Investor (or the holders thereof) shall hold collectively not less than eighty (80%) of the total issued and outstanding shares of the Company on a fully-diluted and converted basis (after taking into consideration the existing shares, options and other interests in the Company and the stock issuance pursuant to the Concurrent Equity Financing as further described below). We may, however, opt for another form of transaction, based upon a review of the proposed tax, financial, corporate and legal structures, and other legitimate considerations of the Arranger or the Investor (and such transaction, in any form whatsoever, being referred to herein as an “acquisition”).

2.	Business Cos. The Business Cos are limited liability companies which are engaged in the business of providing telecommunications (both voice and data) services in the United States, servicing the needs of independent local exchange carrier, competitive exchange carrier and interexchange carrier markets, as well as wireless carriers, corporate enterprise and residential customers nationally.

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3.	Management of the Company. All normal or ordinary business, operations and activities of the Company and its subsidiaries shall be managed and carried out by the board of directors of the Company (the “Board”, and each member thereof, a “Director”), in which, unless the Investor otherwise agrees, all Directors will, upon the consummation of the transactions contemplated hereby (the “Closing”), be nominated by the Investor.

4.	Due Diligence. Upon your execution of this Letter of Intent and our obtaining approval of this Letter of Intent by the Board of directors of Investor, we will commence a formal due diligence process (“Due Diligence Exercise”) which is expected to take approximately [six] weeks (“Due Diligence Period”). During the Due Diligence Period and during the time that negotiation and drafting of the Definitive Agreement (as defined in paragraph 5 below) is in progress, the Company will allow us and the Investor and our agents, lawyers, accountants and advisors (“Advisors”) full and complete access to the Company’s books, records, information and data relating to the business affairs, financial legal, structural and regulatory conditions of the Company and its current business of recruiting and placement of professional technical personnel as well as finance and accountant personnel on a temporary and permanent basis (“Existing Company Business”). You will use your best endeavours to ensure that any information provided to us or our Advisors is accurate and not misleading.

During the Due Diligence Period, we will use our reasonable endeavours to procure the Company’s access to the financial, legal and operational affairs of the Investor and the Business Cos to enable a comparable due diligence exercise on the Business Cos to be undertaken by the Company.

5.	Definitive Agreement. Following completion of the Due Diligence Period (or earlier, if we are at our sole discretion so decide), and subject to the results of the Due Diligence being satisfactory to us and the Investor, we will begin preparation of the legally binding agreement (the “Definitive Agreement”) with the Closing to occur subject to the events listed in Annexure A hereto and such other conditions customary to the nature of the acquisition.

Nevertheless, execution of the Definitive Agreement will be conditional upon (i) the Investor being satisfied with the results of the Due Diligence Exercise on the Company and its subsidiaries; (ii) the Company being satisfied with the results of the Due Diligence Exercise on Business Cos; and (iii) the Company having raised Concurrent Equity Financing (as defined in paragraph 6 below) and the cash proceeds of such Concurrent Equity Financing having been placed in escrow by the date of execution of the Definitive Agreement, with the terms of such escrow and of the release of the Concurrent Equity Financing to the Company being satisfactory to us. The Definitive Agreement shall contain customary representations, warranties, covenants, undertakings and indemnities, including by the Company’s principal shareholders, together with any non-competition agreements required by us relating to the existing Company’s business and restraints on the disposal by the Company’s principal shareholders of shares in the Company post-closing for an agreed period.

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Closing of the subscription of new shares and, if any, derivative instruments convertible into shares of the Company and closing of the Concurrent Equity Financing shall be conducted simultaneously and inter-conditional with every other condition to be agreed between the Arranger, the Investor and the Company, including but not limited to those listed in Annex A.

6.	Concurrent Equity Financing. Concurrently with the Due Diligence Exercises and drafting of the Definitive Agreements, the Company shall take steps necessary to raise equity financing (“Concurrent Equity Financing”) of not less than US$14,000,000, net of issuing and other expenses, by way of issuance of not more than 18,000,000 new shares.

The Concurrent Equity Financing shall in no event result in the percentage ownership to be held by the Investor (or as it directs) in the Company being less than 80% of the entire issued and outstanding stock of the Company, on a fully diluted basis, on Closing.

No subscriber to the Concurrent Equity Financing shall obtain any preferential rights, or rights beyond Closing to, the allotment and issue of additional shares, or giving them rights in priority to, or in excess of those held by, the Investor (or as it directs).

7.	Exclusivity. The parties acknowledge that further evaluation of the possible acquisition of the Company’s business and assets could result in the Arranger and the Investor and the Company incurring significant expense. Each party will be required, among other things, to retain lawyers and accountants and to continue to employ the services of its consultants and to divert certain of its internal corporate resources for consideration of the proposed acquisition. In light of these expenses, and in recognition that the further exploration of the proposed acquisition will benefit the Company and the Arranger and the Investor, the parties hereby agree that, for a period extending from the date hereof until the earlier of (i) the mutual termination of negotiations hereunder, (ii) the signing of the Definitive Agreement and (iii) the date falling six months from the date of acceptance of this Letter of Intent (the “Negotiation Period”),

(a)	the Company shall grant to the Arranger an exclusive right to negotiate for the transactions contemplated hereby and shall not authorise and shall use its best efforts not to permit any of its directors, officers, employees, agents or representatives of the Company or its beneficial owner or his affiliates to directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing information) any merger, consolidation or other business combination involving the Company, acquisition of or any other form of dealing with all or any significant portion of the Company, or inquiries or proposals concerning or which could reasonably be expected to lead to, any of the foregoing (an “Acquisition Transaction”) or negotiate, explore or otherwise communicate in any way with any third party (other than the Arranger or its affiliates) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the proposed transaction with the Arranger; and

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(b)	the Arranger agrees that it shall pursue its due diligence and other activities in connection with the potential acquisition of the Company in good faith and with diligence.

If either party shall be in breach of the obligations above, then the breaching party shall be liable to indemnify the non-breaching party against all claims, liabilities, costs and expenses suffered or incurred therefor, in an aggregate amount not to exceed US $100,000. The Company shall promptly advise the Arranger of all the material terms and conditions of any inquiries or proposals relating to an Acquisition Transaction and the identity of the party making any such inquiry or proposal or on whose behalf such inquiry or proposal is being made. The Definitive Agreement will incorporate agreements of the parties extending this undertaking through the Closing date.

8.	Operation of the Business. The proposed terms and conditions set forth herein are based upon the assumptions that (i) the Company will continue to maintain its status as a public reporting company, with its shares available for quotation and trading at the OTCBB, (ii) it will continue to carry on the Existing Company Business in the ordinary course of business consistent with the its past practice, and (iii) its financial position shall not materially deteriorate from that as at [31 March 2012]. Without prejudice to the generality of the foregoing, the Company shall (a) not enter into or amend any existing agreements and contracts (otherwise than in the ordinary course of business) including but not limited to agreements with its directors or officers or employees, (b) enter into any new transaction or arrangement other than in the ordinary course of business, (c) issue or agree to issue any shares, warrants or other securities or loan capital or grant or agree to grant any option over or right to acquire or convertible into any share or loan capital or otherwise take any action which may result in the Investor acquiring a percentage interest in the Company (on a fully diluted basis) lower than that contemplated in this Letter of Intent or the Company reducing its interest in any subsidiary, (d) declare pay or make any dividends or other distributions, or (e) become and remain as the sole legal and beneficial owner of all registrable and non-registrable intellectual and other intangible property rights (including but not limited to domain names) created, developed, used or adapted by the business or operation of the Company. Should the Company decide to proceed otherwise, the Company shall promptly notify the Arranger of its intention to do so and shall not proceed thereof without prior written consent of the Arranger.

9.	Confidentiality

9.1	Each of the Arranger and the Company (each, a “Party”) shall not, without the prior written approval of the other Party, disclose or use for any purpose as contemplated in this Letter of Intent, the other Party’s Confidential Information.

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9.2	Each Party shall take reasonable steps to ensure that its employees, servants and agents and any contractors or sub-contractors engaged for the purpose of the transactions contemplated in this Letter of Intent, do not make public, disclose or use for any other purpose the other Party’s Confidential Information.

9.3	Each Party (in this paragraph, “recipient Party”) shall on demand from the other Party return to the other Party, or, at the option of the other Party, destroy, any documents, records or materials supplied by the other Party to the recipient Party in connection with the transactions contemplated by this Letter of Intent.

9.4	For the purpose of this Clause 9, “Confidential Information” means the confidential information of a Party which relate to the subject matter of this Letter of Intent and the Due Diligence Exercise and includes information relating to:

(a)	the business, financial and operational information and plans of the Company;

(b)	the business, financial and operational information of the Investor and the Business Cos (which for this purpose shall be deemed and agreed to be Confidential Information of the Arranger);

(c)	any information proprietary to, or otherwise designated in writing as confidential by, the disclosing Party; and

(d)	the subject matter of this Letter of Intent and/or the Definitive Agreement to be entered into between the Parties (if any) and the identity of the Parties but excluding any information which:

(a)	is in or comes into public domain prior to the disclosure by the disclosing Party thereof;

(b)	is independently developed by the disclosing Party without breach of this paragraph;

(c)	is received by the disclosing Party without confidentiality limitation from a third party; or

(d)	is required to be disclosed pursuant to a statutory obligation, the rules and regulations of applicable stock exchanges, any other federal, state or foreign regulatory agency, FINRA and/or any stock exchange where the securities of the Company or the Business Cos are or may become listed, the order of a court of competent jurisdiction or that of a competent regulatory body.

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Notwithstanding Clause 9.4(d), the Company acknowledges and agrees that it will, if required by the Investor and/or the Business Cos, enter into separate confidentiality agreements with them on such terms as they may require agreeing to keep confidential, and use only for the purposes of assessing whether to proceed with the transactions contemplated herein, all information supplied by them relating to their business affairs, financial, legal and other conditions of their business, or of which the Company may become aware, pursuant to the Due Diligence exercise to be carried out by the Company.

10.	No Trading. The Arranger acknowledges to and agrees with the Company that, unless and until the information contained herein, in any Definitive Agreement, or in any other document, instrument, due diligence or other record, or any other item containing Confidential Information, becomes publicly disclosed as appropriate, no officer, director, equity owner, partner, employee, contractor or other person may lawfully engage in purchase and sale transactions of the equity securities of the Company listed on any stock exchange or other public market.

11.	Public Disclosure. Neither the Arranger nor the Company may issue, approve or make, or cause, permit or suffer any agent or employee thereof to issue, approve or make, any news release or other public announcement or any other form of disclosure concerning this Letter of Intent and/or the Definitive Agreement or any of the content thereof or the identity of the parties thereto without the prior written consent of the other party. This restriction survives termination of this Letter of Intent (by reason of breach or entering into of the Definitive Agreement or otherwise).

12.	Costs. Each party shall be solely responsible for bearing their own costs and expenses incurred in relation to this Letter of Intent and the transactions contemplated herein, including the costs of the Due Diligence exercise to be undertaken by it, whether or not the Definitive Agreement is entered into.

13.	Governing Law. This Letter of Intent shall be governed by, and construed in accordance with, the laws of the Hong Kong SAR, without regard to the principles of conflicts of laws applied thereby, and shall supersede any and all prior written or oral agreements between the parties hereto. No change, modification, alteration, or addition to any provision of this Letter of Intent shall be binding unless in writing and signed by an authorised representative of each of the parties hereto.

14.	Counterparts. Acceptance of this Letter of Intent may be executed in any number of counterparts, each of which when delivered shall be deemed an original and all of which together shall constitute one and the same document. Signatures may be made by facsimile transmission.

15.	Binding / Non-Binding Effect. Except for this paragraph and the provisions of paragraphs 7 through 14 (the “Binding Provisions”), this Letter of Intent and all discussions and negotiations relating to the proposed transactions are not intended to constitute a binding agreement or enforceable rights for obligations between the parties, but reflects only the interest of the parties to proceed with the negotiation of the transactions described above. All references herein to the parties’ obligations and commitments (except as set out in the Binding Provisions) shall be interpreted to mean intended obligations and commitments. Neither party shall have any liability to the other party if a party fails to proceed with the transaction for any reason; provided, however, that nothing herein shall relieve a party of any liability for breach of any of the binding provisions.

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The basic terms and conditions as outlined above are open for acceptance by having one copy of this Letter of Intent signed and returned to the Arranger on or before September 30, 2012, beyond which the same shall automatically lapse and (save the Binding Provisions) cease to be in effect. We sincerely look forward to working with you on this transaction with the strong belief that it will be mutually beneficial for all parties involved.

Yours sincerely, For and on behalf of KARAVOS HOLDINGS LIMITED	We, the undersigned, hereby acknowledge and confirm our acceptance to this Letter of Intent.

Name:	For and on behalf of
Title: Director	ST. JOSEPH, INC.

/s/ Gerald McIlhargey
Name: Gerald McIlhargey
Title: President
Date: August 7, 2012

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ANNEXA Conditions Precedent

(in this Annexure A, any reference to “Company” shall mean each of the Company and any of its subsidiaries)

(i)	each of Arranger and Investor having satisfied themselves with the results of their financial, operational and legal due diligence on the Company and its subsidiaries;

(ii)	the Company having satisfied itself with the results of their financial, operational and legal due diligence on Business Cos;

(iii)	approval from the board of directors (or its designated committee) and the equity holders of the Investor (and their respective holding companies, if so required) has been obtained;

(iv)	approval from the Board of Managers (or their designated committees) and the equity holders of the Business Cos (if so required) has been obtained;

(v)	approval from the board of directors (or its designated committee) and the equity holders of the Company (if so required) has been obtained;

(vi)	all necessary regulatory approvals to enter into and consummate the transactions provided in the Definitive Agreement shall have been obtained, and all applicable publication and other requirements under the applicable laws, rules and regulations have been fully satisfied or complied with, as applicable; and

(vii)	employment contracts with the key people of the Company on terms satisfactory to the Investor and the Company (and which include customary confidentiality, irrevocable assignment of intellectual property, non-solicitation and non-competition covenants) have been executed.